Exhibit 10(a)83


                       RETENTION AGREEMENT

          THIS AGREEMENT, executed on October 1,2000, and effective as of July 29, 2000, by and between Entergy
     Corporation, a Delaware corporation (`Company"), and C.
     Gary Clary ("Executive').

          WHEREAS, Executive is currently employed by Entergy
     Services, Inc., a System employer, and serves in the position of Senior Vice-President, Human Resources and
     Administration of Entergy Services, Inc.;

          WHEREAS, Company has entered into an Agreement and Plan of Merger, by and among Company, FPL Group, Inc., WCB Holding Corp. (the "Merged Entity"), Ranger Acquisition Corp. and Ring Acquisition Corp., dated as of July 30, 2000 (the "Ring-Ranger Merger Agreement");

          WHEREAS, Company wishes to encourage Executive to remain employed by a System employer and provide services to the System; and

          WHEREAS, Executive wishes to remain in the employ of a System employer and to provide services to the System;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Executive hereby agree as follows:

     1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

     2.Covenants Summarized. Company and Executive covenant as follows:

       2.1 Company's Covenants. In order to induce Executive to remain within the System, Company agrees, under the conditions described herein, to pay Executive the payments and benefits described herein upon the circumstances described in Sections 3, 4 and 6 below. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Company, Executive shall not have any right to be retained in the employ of any System Company.

       2.2 Executive's Covenants. Executive agrees to the following:

              (A) For a period of two years following the Date of Termination, Executive shall not engage in any employment or other activity (without the prior written consent of Company) either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (i) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or
            (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph (A) of subsection 2.2, Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts previously paid to him pursuant to subsections 3.3 and 3.4, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

       (B) For a period of two years following the Date of Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements
            (i) that would harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii) that would interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees. In the event of any violation by Executive of this paragraph (B) of this subsection 2.2, Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts in respect of the Three-Times Severance Payment or the Four-Times Severance Payment previously paid to him pursuant to subsections 3.3 and 3.4, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

3.Compensation  Upon Certain Events. This Section 3  sets  forth the entitlement of Executive or his beneficiary(ies) to certain payments and benefits under specified circumstances described in each subsection, and, with the exception of subsection 3.1, in no event shall Executive and his beneficiary(ies) be entitled to payments and benefits under more than one such subsection.

  3.1  Physical  or  Mental  Illness.  During  any  period   that
       Executive fails to perform Executive's full-time duties within the System as a result of incapacity due to physical or mental illness, his System employer shall pay Executive's full salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of any compensation or benefit plan, program or arrangement (other than Company's short- or long-term disability plan, as applicable) maintained by Company during such period, until Executive's employment is terminated by his System employer for Disability.

  3.2 Termination of Employment by Company For Cause at Any Time. If Company should terminate Executive's employment with the System for Cause at any time, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

  3.3  Qualifying  Termination.  If  Executive's  employment   is
       terminated   due   to  a  Qualifying  Termination,   then
       Executive  shall  he entitled to Normal  Post-Termination
       Compensation    and    Benefits,   Executive's    Accrued
       Obligations,  EAIP  Bonus  Award,  Four-Times   Severance
       Payment, Supplemental Retirement Benefit (in accordance with Executive's election), Maximum LTIP Award and Other EOP Awards. However, as a condition of receipt of the Four-Times severance Payment, the Chief Executive Officer of Company may require Executive to remain employed for a period of time not to extend beyond the Closing, such employment to be on substantially the same terms and conditions as in effect on the date of execution of this Agreement.

  3.4  Termination   On  Account  of  Death  or  Disability.   If
       Executive's employment should terminate on account of death or Disability prior to the earlier of the Closing or termination of the Merger Agreement, Executive or his
       personal    or    legal    representatives,    executors,
       administrators, successors, heirs, distributees, devisees and legatees (in the event of death) shall receive Executive's Accrued Obligations, EAIP Bonus Award, Normal Post-Termination Compensation and Benefits, Four-Times Severance Payment, Supplemental Retirement Benefit (in
       accordance  with  the  election  of  Executive   or   his
       beneficiary, if applicable), Maximum LTIP Award and Other
       EOP Awards.

4.Gross-Up Payment.

  4.1 Regardless of whether Executive becomes entitled to any payments or benefits under this Agreement, if any of the payments or benefits received or to be received by
       Executive  (whether  pursuant  to  the  terms   of   this
       Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits,
       excluding   the   Gross-Up  Payment,  being   hereinafter
       referred to as the "Total Payments") will be subject to the Excise Tax, Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

  4.2  For purposes of determining whether any of the Total
       Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b) (2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b) (4) (A) of the Code, (ii) all "excess parachute payments' within the meaning of section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 250G(b) (4) (B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles or sections 280G(d) (3) and (4) of the Code.
       For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up
       Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

  4.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall
       repay   to  Company,  within  five  (5)  business   days
       following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 12 74(b) (2) (B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional
       Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.Rabbi  Trust; Timing of Payments. No later than 180 days  from the execution of this Agreement, Company shall deposit in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") an amount as determined by the Auditor (as defined in Section 4.2) to be necessary to pay all amounts that would be due under this Agreement if Executive experienced a Qualifying Termination event on December 31, 2000. Company shall deposit such additional amounts as determined by the Auditor from time to time to be necessary to pay amounts due under the Agreement. The payments provided in Sections 3 and 4 hereof shall be made no later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Company shall pay to Executive on such day an estimate, as determined in good faith by Executive or, in the case of payments under Section 4 hereof, in accordance with Section 4 hereof, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the
  Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the fifth business day after demand by Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.Legal  Fees.  Company  also shall pay to Executive  all  legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within five (5) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require.

7.Superceded  Agreements and Benefits. This Agreement supercedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by Executive or any System Company, including, but not limited to, the Term Sheet executed by J. Wayne Leonard on September 29, 2000, and any other term sheets, offers, or agreements preceding execution of this Agreement. Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, the System Executive Continuity Plan of Entergy Corporation and Subsidiaries and any other System severance or retention plan, and Executive hereby waives any right to participate in such plans.

8.Termination Procedures and Compensation During Dispute.

  8.1  Notice  of  Termination.  Any  purported  termination   of
       Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause pursuant to clauses (i) or (ii) of
       Section  16.6  is  required  to  include  a  copy  of   a
       resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (i) or (ii) of the definition 01 Cause herein, and specifying the particulars thereof in detail.

  8.2 Date of Termination. Date of Termination.' shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

  8.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 8.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

  8.4 Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in
       accordance  with  Section  8.3  hereof,  Company   shall
       continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 8.3 hereof. Amounts paid under this Section 8.4 are in addition to all other amounts due under this Agreement (other than Executive's Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement.

9.No  Mitigation. Company agrees that Executive is not  required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Company pursuant to Sections 3, 4, or 6 hereof or Section 8.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Company, or otherwise (other than (i) as otherwise provided in subsection 2.2 (A) and (B) and (ii) offsets in accordance with the provisions of the System
  Executive Retirement Plan of Entergy Corporation and Subsidiaries, should Executive be entitled to and elect to receive the Supplemental Retirement Benefit in accordance with subsection 16.27(b)).

10.Successors: Binding Agreement.

   10.1 In addition to any obligations imposed by law upon any successor to Company, Company will require any successor
        (whether  direct  or  indirect,  by  purchase,   merger,
        consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and
        agreement  prior  to  the  effectiveness  of  any   such
        succession shall be a breach of this Agreement and shall entitle Executive to compensation from Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Qualifying Termination, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

   10.2 This  Agreement  shall inure to the  benefit  of  and  be
        enforceable   by   Executive's   personal    or    legal
        representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their
        terms,  terminate  upon  the  death  of  Executive)   if
        Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

11.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

    If to Company:                           If to Executive:
    Michael G. Thompson                      C. Gary Clary
    General Counsel, Entergy Corporation     48 Versailles Boulevard
    639 Loyola Avenue                        New Orleans, LA 70125
    New Orleans, LA 70113-3 125

12.Miscellaneous.  No  provision  of  this  Agreement   may   be
   modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The laws of the State of Delaware shall govern the validity, interpretations construction and performance of this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

13.Validity.   The   invalidity  or  unenforceability   of   any
   provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.Settlement of Disputes; Arbitration.

   15.1All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

   15.2Any  further  dispute or controversy arising under  or  in
       connection   with   this  Agreement  shall   be   settled
       exclusively by arbitration in the metropolitan area in which Executive resides on the Date of Termination (or the date that the Merger Agreement is terminated, as applicable) in accordance with the rules of the American
       Arbitration   Association  then  in   effect;   provided,
       however, that the evidentiary standards set forth in subsections 16.6 and 16.19 of this Agreement shall be applied by the arbitrator(s). Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.Definitions.  For  purposes  of  this  Agreement,   the
   following terms shall have the meanings indicated below:

   16.1Accrued  Obligations  shall mean Executive's  Annual  Base
       Salary through the Date of Termination to the extent not theretofore paid, together with all unpaid compensation and benefits payable to Executive through the Date of Termination under the terms of Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to
       the   first   occurrence  of  an  event  or  circumstance
       constituting Good Reason.

   16.2Annual Base Salary shall mean the highest rate of annual base salary payable to Executive by the System at any time after July 29, 2000, the date on which the Board authorized the Chief Executive Officer of Company to enter this Agreement with Executive.

   16.3Auditor shall have the meaning set forth in Section 4.2 hereof.

   16.4Base Amount shall have the meaning set forth in section
       280G(b) (3) of the Code.

   16.5Board shall mean the Board of Directors of Company.

   16.6Cause for termination by Company of Executive's employment shall mean (i) the willful and continued failure by Executive to substantially perform Executive's System duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive pursuant to Section 8.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties; (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to a System Company, monetarily or otherwise, and which results in a conviction of or entrance of a plea of guilty or nolo contendere to a felony; or (iii) Executive's willful failure, as determined by J. Wayne Leonard, the Company's Chief Executive Officer as of the date hereof, to support and use Executive's best efforts to facilitate the consummation of the transactions contemplated by the Merger Agreement (until the Merger Agreement may be terminated), in accordance with Company directives; provided, however, that it shall not be Cause for termination under this clause (iii) for Executive, in good faith, to discuss with members of the Board of Directors. the Chief Executive Officer of Company, or peer senior executives of Company, Executive's concerns with, suggestions regarding, or proposed improvements to, the merger implementation process. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the System; and (y) in the event of a dispute concerning the application of this provision, no claim by Company that Cause exists shall be given effect unless Company establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Cause exists. For purposes of clauses (i), (ii), (iii) of this definition, no acts of Executive that occurred before execution of this Agreement shall be deemed justification for a Cause claim by Company unless said acts were unknown to Company management and involved the commission of a felony injurious to a System Company.

   16.7Closing   shall  mean  the  earlier  to   occur   of   (i)
       consummation of the transactions contemplated by the Ring-Ranger Merger Agreement or (ii) the occurrence of a "Change in Control" (as defined in Company's Executive Continuity Plan in effect on the date hereof).

   16.8Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

   16.9Committee shall mean (i) the individuals who, on the date hereof, constitute the Personnel Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).

  16.10Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  16.11Date  of  Termination shall have the meaning set forth  in
       Section 8.2 hereof.

  16.12Disability  shall be deemed the reason for the  termination by a System employer of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the System for a period of six (6) consecutive months, Company shall have given Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

  16.13EAIP  shall mean Executive Annual Incentive Plan of Entergy
       Corporation   and   Subsidiaries,  or  any   successor   or
       replacement plan.

  16.14EAIP Bonus Award shall mean the product of (1) the maximum annual bonus opportunity under the EAIP for the year in which the Date of Termination occurs and (2) a fraction, the numerator of which is the number of days in the fiscal year that includes the Date of Termination and that are prior to the Date of Termination, and the denominator of which is 365.

  16.15EOP  shall  mean  the  Equity  Ownership  Plan  of  Entergy
       Corporation   and   Subsidiaries,  or  any   successor   or
       replacement plan.

  16.16Excise  Tax shall mean any excise tax imposed under section
       4999 of the Code.

  16.17Executive shall mean the individual named in the first paragraph of this Agreement.

  16.18Four-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to four times the sum of (i) Executive's Annual Base Salary and (ii) Executive's highest maximum annual bonus opportunity under the EAIP for any fiscal year ending after the date hereof, which Four-Times Severance Payment shall in no event be less than $ 2,166,344.00. The Four-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

  16.19Good Reason for termination by Executive of Executive's employment shall mean the occurrence (without Executive's express written consent) of any one of the following acts by Company, or failure by Company to act, unless, in the case of any act or failure to act described in paragraph (A),
       (E), (F), or (G) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

       (A) any adverse change in Executive's titles, authority, duties, responsibilities or reporting lines as compared with those in effect on the date hereof;

       (B) a reduction by Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

       (C) the   relocation  of  Executive's  principal  place   of
           employment to a location more than 20 miles from Executive's principal place of employment on the date hereof or Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Company's business to an extent substantially consistent with Executive's present business travel obligations;

       (D) the failure by Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of Company, within seven (7) days of the date such compensation is due;

       (E) the failure by Company to continue in effect any compensation plan in which Executive participates on or after the date hereof which is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed on the date hereof (or as the same may be improved after the date hereof);

       (F) the failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive participates on or after the date hereof, the taking of any other action by Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on or after the date hereof, or the failure by Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Company in accordance with Company's normal vacation policy in effect on the date hereof (or as the same may be improved after the date hereof); or

       (G) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

       Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless Company establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Good Reason does not exist.

  16.20Gross-Up  Payment  shall  have the  meaning  set  forth  in
       Section 4.1 hereof.

  16.21LTIP shall mean the Long Term Incentive Program of the EOP, or any successor or replacement long-term incentive program.

  16.22Maximum   LTIP  Award  shall  mean  the  number   of
       performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the maximum pay out level under the long term incentive program with respect to such performance periods.

  16.23Normal Post-Termination Compensation and Benefits shall mean Executive's normal post-termination compensation and benefits as such payments become due, and determined under, and paid in accordance with, Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

  16.24Notice of Termination shall have the meaning set forth  in
       Section 8.1 hereof.

  16.25Other EOP Awards shall mean (a) the vesting of, and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the LTIP), as applicable, granted to Executive prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted and (b) the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date.

  16.26Oualifvin2   Termination  shall  mean  a   termination   of
       Executive's employment (i) by Executive for Good Reason prior to the Closing and prior to the termination of the Merger Agreement, (ii) by Company other than for Cause prior to the Closing and prior to the termination of the Merger Agreement, and (iii) for any reason on or after the Closing.

  16.27Supplemental Retirement Benefit shall mean, at  Executive's election at the earlier of Closing or Date of Termination, either (a) a lump sum cash payment equal to $2,242,583.00, which represents payment in lieu of non-qualified supplemental retirement benefits earned prior to the Closing under the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, the Pension Equalization Plan of Entergy Corporation and Subsidiaries, the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries, and the Post-Retirement Plan of Entergy Corporation and Subsidiaries, and any supplemental credited service granted Executive under such plans, or (b) the benefit available to Executive under the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, under the terms and conditions of that plan applicable to individuals who became participants on or after March 25, 1998, including the adjusted System employment date of December 27, 1973 provided in Executive's Participant Application for the plan, provided, however, that Executive shall not require permission under the plan or otherwise to retire and commence receipt of benefit payments.

  16.28System shall mean Company and all other System Companies.

  16.29System Company(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

  16.30Tax Counsel shall have the meaning set forth in Section 4.2 hereof.

  16.31Total  Payments shall mean those payments so  described  in
       Section 4.1 hereof.

  16.32Merger Agreement shall mean the Ring-Ranger Merger
       Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a "Change in Control" under the Company's Executive
       Continuity Plan, as in effect on the date hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and effective as of July 29, 2000 in accordance with the July 29, 2000 Resolution of the Board of Directors of Entergy Corporation.

ENTERGY COPORATION                      EXECUTIVE


By: /s/ J. Wayne Leonard               /s/ C. Gary Clary
   J. Wayne Leonard                    C. Gary Clary
   Chief Executive Officer             Senior Vice-President,
                                       Human Resources and
                                       Administration for
                                       Entergy Services, Inc.